EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-293161, 333-289099, 333-288935 and 333-288908) and on Form S-8 (No. 333-293462) of Banzai International, Inc. of our report dated May 18, 2026, relating to the financial statements of ConnectAndSell, Inc., appearing in this Current Report on Form 8-K.

/s/SingerLewak LLP

San Jose, California

July 7, 2026